Exhibit 99.1

PRO-PHARMACEUTICALS RECEIVES FINAL TRANCHE OF FUNDING

FROM FEDERAL GRANT; RAISES CASH POSITION TO $8 MILLION

Newton, Mass. (February 10, 2010) — Pro-Pharmaceuticals, Inc. (OTC: PRWP), the leading developer of therapeutics that target Galectin receptors to treat cancer and fibrosis, today announced it has received the final tranche of $234,000 of the $489,000 in federal grant funding under the Qualifying Therapeutic Discovery Project (“QTDP”) Program.

In addition to the federal grants, since filing the third quarter report on Form 10-Q on November 12th, 2010, the Company has issued approximately 4.9 million common shares from warrant and stock option exercises for cash proceeds of approximately $2.8 million and raised approximately $2.25 million from the sale of Series C Preferred stock, resulting in a current cash position of approximately $8.1 million, which may fund core operations into the second half of 2012.

The criteria for QTDP grants were:

•	Unique technology

•	Promise of significant advance in the treatment of the disease

•	Carrying out research protocols for the purpose of securing federal government approval by the FDA.

Pro-Pharmaceuticals submitted two grant applications; one for its DAVANAT® anti-cancer compound, which is entering a Phase lll clinical trial to treat colorectal cancer, and a second grant for its GR and GM Series of anti-fibrotic, cirrhosis compounds, which have reversed liver fibrosis/cirrhosis in pre-clinical studies. The only treatment for late stage fibrosis or cirrhosis is liver transplantation.

The Company’s polysaccharide compounds target Galectin receptors that have been shown by internationally recognized researchers to be involved in the development of cancer cells. Blocking these receptors also has been shown to reverse the formation of fibrotic tissue in diseased livers.

“We believe the QTDP grants for DAVANAT®, our anti-cancer compound, and for GM and GR Series of anti-fibrosis compounds, validate our drug development programs and approach for treating acute and chronic diseases with polysaccharides,” said Theodore Zucconi, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals. “The QTDP Program seeks to accelerate development of compounds that are novel and show great promise of success as treatments for disease. Our drug development programs were awarded the grants because our polysaccharides are novel, non-toxic, and because the Galectins they target are instrumental in the pathology of many diseases.”

About DAVANAT®

DAVANAT®, the Company’s lead product candidate, is a polysaccharide polymer that targets Galectin receptors on cancer cells and interferes with their activity. Peer-reviewed studies have demonstrated that Galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis, tumor metastasis and give the tumor the ability to evade the immune system. To date, DAVANAT® has been administered to approximately 100 cancer patients. Data from a Phase II trial for end-stage colorectal cancer patients showed that DAVANAT® in combination with 5-FU extended median survival by 46% compared with the best standard of care as determined by the patients’ physicians. Clinical trial results also showed that patients experienced fewer serious adverse side effects of the chemotherapy and required less hospitalization, resulting in an improved quality of life.

About GM and GR Series of Fibrosis Compounds

The GM and GR series of compounds are first-in-class, novel carbohydrate compounds that significantly reduced collagen expression and reversed fibrosis in animal models. Uncontrolled collagen expression is a pathological process that occurs during the fibrotic process, affecting various organs leading to scar tissue. Chemical toxicity, microbial infection or physical injury cause hepatic, renal and other types of fibrosis. Carbohydrate polymers were synthesized and screened to inhibit collagen production in in-vivo and in-vitro fibrosis models.

Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals, OTC: PRWP, the leader in the field of Galectin therapeutics, is engaged in the discovery, development and commercialization of therapeutics that target Galectin receptors for advanced treatment of cancer and fibrosis. Initially, the product pipeline is focused on increasing the efficacy and decreasing the toxicity of chemotherapy drugs. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements about clinical trials and core operations funding, are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors and not place undue reliance on forward-looking statements.

More information about those risks and uncertainties is contained and discussed in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

DAVANAT is a registered trademark of Pro-Pharmaceuticals.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 1.617.559.0033; squeglia@pro-pharmaceuticals.com.